Exhibit 99.1

89bio Announces Appointment of E. Morrey Atkinson, Ph.D., to its Board of Directors

SAN FRANCISCO, February 24, 2022 (GLOBE NEWSWIRE) — 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases, today announced the appointment of E. Morrey Atkinson, Ph.D., to its Board of Directors. Dr. Atkinson currently serves as Senior Vice President, Head of Commercial Manufacturing and Supply Chain of Vertex Pharmaceuticals.

“As a seasoned biopharmaceutical industry veteran with deep-rooted expertise, Morrey is a welcome addition to our Board of Directors,” said Rohan Palekar, Chief Executive Officer of 89bio. “Morrey brings extensive knowledge of biologic development, manufacturing, and scale-up, including direct experience with FGF-based therapies. Additionally, he has a strong track record for optimizing manufacturing and supply chain capabilities, as well as advancing and commercializing high-quality, differentiated drug candidates for patients. His strategic insights and broad operational experience will be invaluable as we execute on our ongoing clinical development program for pegozafermin.”

Dr. Atkinson added, “I am delighted to join the Board of Directors of 89bio, especially in light of the company’s recent positive data from the Phase 1b/2a study of pegozafermin. I am incredibly excited about pegozafermin’s compelling differentiated profile in NASH and SHTG, and I look forward to working towards real change for patients alongside 89bio’s exceptional team.”

Dr. Atkinson brings over 20 years of experience in biopharmaceutical development, launch, manufacturing and supply chain. Prior to his role at Vertex, Dr. Atkinson served in a number of roles at Bristol Myers Squibb, including most recently as Senior Vice President of Global Manufacturing Operations, where he helped lead the manufacturing and cell therapy integration team for Bristol Myers Squibb’s $74 billion merger with Celgene. Prior to Bristol Myers Squibb, he served as Chief Scientific Officer at Cook Pharmica (now Catalent) and Head of Biologics Development & Manufacturing Sciences at Eli Lilly, where he specialized in biologics, manufacturing and development. Throughout his career, he has participated in the development, commercialization and manufacturing of multiple commercial products, including FORTEO®, TRULICITY®, TALTZ®, TRIKAFTA®, OPDIVO®, EMPLICITI®, YERVOY®, ELIQUIS® AND ORENICA®. He has also been instrumental in spearheading the building and qualification of R&D and commercial manufacturing facilities across the United States and Europe. Dr. Atkinson holds a Ph.D. from Stanford University in Biological Sciences and a B.S. from Indiana University in Biology.

About 89bio

89bio is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases. The company’s lead product candidate, pegozafermin, is a specifically engineered glycoPEGylated analog of FGF21. Pegozafermin is being developed for the treatment of nonalcoholic steatohepatitis (NASH) and severe hypertriglyceridemia (SHTG). 89bio is headquartered in San Francisco with operations in Herzliya, Israel. For more information, visit www.89bio.com or follow the company on LinkedIn.

Investor Contact:

Ryan Martins

Chief Financial Officer

investors@89bio.com